EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-122129 on Form S-3 of our report dated September 23, 2004 (January 6, 2005 as to the effects of the restatement discussed in Note 15) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting for goodwill and other intangible assets effective July 1, 2002; a restatement to report the assets and liabilities of the collectibles auctions and direct sales businesses as held for sale and the related operating results as discontinued operations; and the restatement discussed in Note 15), relating to the consolidated financial statements and financial statement schedule of Collectors Universe, Inc. included in its Annual Report on Form 10-K for the year ended June 30, 2004, as amended by Amendment No. 1 thereto on Form 10-K/A. We also consent to the reference to us under the heading “Experts” in the prospectus included in this Amendment No. 1 to Registration Statement on Form S-3.

DELOITTE & TOUCHE LLP

Costa Mesa, California

February 14, 2005